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                                                                     Exhibit 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                   dated as of

                               September 30, 1998

                                 by and between

                               MEDIA METRIX, INC.

                                       and

                             RELEVANTKNOWLEDGE, INC.

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                                TABLE OF CONTENTS

                                                                       Page Nos.

RECITALS.....................................................................  1

ARTICLE I

THE REORGANIZATION...........................................................  2
               Section 1.01  The Merger......................................  2
               Section 1.02  Conversion of Shares............................  2
               Section 1.03  Exchange of Certificates........................  3
               Section 1.04  Fractional Shares...............................  4
               Section 1.05  RKI Stock Option Plan...........................  5
               Section 1.06  Warrants........................................  5
               Section 1.07  Benefits Arrangements...........................  6
               Section 1.08  Directors and Officers of MMX...................  6

ARTICLE II

THE SURVIVING CORPORATION....................................................  7
               Section 2.01  Certificate of Incorporation....................  7
               Section 2.02  Bylaws..........................................  7

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MMX........................................  7
               Section 3.01  Corporate Existence and Power...................  8
               Section 3.02  Corporate Authorization.........................  8
               Section 3.03  Governmental Consents and Approvals.............  8
               Section 3.04  Non-Contravention...............................  8
               Section 3.05  Capitalization..................................  9
               Section 3.06  Subsidiaries; Joint Ventures.................... 10
               Section 3.07  Financial Statements............................ 11
               Section 3.08  Absence of Certain Changes...................... 11
               Section 3.09  No Undisclosed Liabilities...................... 12
               Section 3.10  Litigation...................................... 12
               Section 3.11  Taxes........................................... 12
               Section 3.12  Employee Benefits; Employees.................... 13
               Section 3.13  Intellectual Property........................... 14
               Section 3.14  Labor Matters................................... 14
               Section 3.15  Compliance with Laws............................ 15
               Section 3.16  Contracts and Other Agreements.................. 15
               Section 3.17  Properties...................................... 16
               Section 3.18  Environmental Matters........................... 17
               Section 3.19  Finder's Fees................................... 18


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               Section 3.20  Transactions with Management.................... 18
               Section 3.21  Insurance....................................... 18
               Section 3.22  Disclosure...................................... 18

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RKI........................................ 19
               Section 4.01  Corporate Existence and Power................... 19
               Section 4.02  Corporate Authorization......................... 19
               Section 4.03  Governmental Consents and Approvals............. 19
               Section 4.04  Non-Contravention............................... 20
               Section 4.05  Capitalization.................................. 20
               Section 4.06  Subsidiaries; Joint Ventures.................... 21
               Section 4.07  Financial Statements............................ 21
               Section 4.08  Absence of Certain Changes...................... 22
               Section 4.09  No Undisclosed Liabilities...................... 22
               Section 4.10  Litigation...................................... 22
               Section 4.11  Taxes........................................... 23
               Section 4.13  Intellectual Property........................... 25
               Section 4.14  Labor Matters................................... 25
               Section 4.15  Compliance with Laws............................ 25
               Section 4.16  Contracts and Other Agreements.................. 26
               Section 4.17  Properties...................................... 27
               Section 4.19  Finder's Fees................................... 28
               Section 4.20  Transactions with Management.................... 28
               Section 4.21  Insurance....................................... 28
               Section 4.22  Disclosure...................................... 28
               Section 4.23  Dissenters' Rights.............................. 28

ARTICLE V

COVENANTS OF RKI............................................................. 28
               Section 5.01  Conduct of RKI.................................. 28
               Section 5.02  Access to Financial, Operating and Technical
                             Information .................................... 30
               Section 5.03  Other Offers.................................... 31
               Section 5.04  Maintenance of Business......................... 31
               Section 5.05  Compliance with Obligations..................... 31
               Section 5.06  Confidentiality................................. 32
               Section 5.07  Accrued Preferred Dividends..................... 32
               Section 5.08  Notice to Option Holders........................ 32
               Section 5.09  Stockholders' Meeting........................... 32


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ARTICLE VI

COVENANTS OF MMX............................................................. 32
               Section 6.01  Conduct of MMX.................................. 32
               Section 6.02  New MMX Option Plan............................. 34
               Section 6.03  Access to Financial, Operating and
                             Technical Information .......................... 34
               Section 6.04  Other Offers.................................... 34
               Section 6.05  Maintenance of Business......................... 35
               Section 6.06  Compliance with Obligations..................... 35
               Section 6.07  Confidentiality................................. 35
               Section 6.08  Tax Matters..................................... 35

ARTICLE VII

COVENANTS OF MMX AND RKI..................................................... 36
               Section 7.01  Joint Transition Committee...................... 36
               Section 7.02  Advice of Changes............................... 36
               Section 7.03  Regulatory Approvals............................ 37
               Section 7.04  Actions Contrary to Stated Intent............... 37
               Section 7.05  Certain Filings................................. 37
               Section 7.06  Public Announcements............................ 37
               Section 7.07  Satisfaction of Conditions Precedent............ 37
               Section 7.08  Capitalization Table............................ 38

ARTICLE VIII

CONDITIONS TO THE MERGER..................................................... 38
               Section 8.01  Conditions to Obligations of MMX................ 38
                             (a)    Accuracy of Representations and
                                    Warranties............................... 38
                             (b)    Covenants................................ 38
                             (c)    Dissenting Shares........................ 38
                             (d)    No Material Adverse Change............... 38
                             (e)    Opinion of Counsel....................... 38
                             (f)    MMX Co-Sale Agreement; MMX
                                    Stockholders' Agreement.................. 38
                             (g)    Registration Rights Agreement............ 39
                             (h)    Other RKI Agreement...................... 39
                             (i)    Employment Agreements.................... 39
                             (j)    Certificate as to Real Property
                                    Interests................................ 39
                             (k)    Accrued Dividends........................ 39
                             (l)    Consents................................. 39
               Section 8.02  Conditions to Obligations of RKI................ 40
                             (a)    Accuracy of Representations and
                                    Warranties............................... 40
                             (b)    Covenants................................ 40
                             (c)    No Material Adverse Change............... 40
                             (d)    Opinion of Counsel....................... 40
                             (e)    Registration Rights Agreement............ 40


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                             (f)    MMX Co-Sale Agreement; MMX
                                    Stockholders' Agreement.................. 40
                             (g)    Conversion of Preferred Stock............ 40
                             (h)    MMX Common Stock Split................... 41
                             (i)    MMX Charter Amendment.................... 41
                             (j)    License Agreement........................ 41
                             (k)    Management Services Agreement............ 41
                             (l)    Services Agreement....................... 41
                             (m)    Employment Agreements.................... 41
               Section 8.03  Conditions to Obligations of Each Party......... 41
                             (a)    Consents................................. 41
                             (b)    Illegality or Legal Constraint........... 42
                             (c)    Governmental Authorizations.............. 42
                             (d)    Releases................................. 42
                             (e)    Capitalization........................... 42

ARTICLE IX

TERMINATION OF AGREEMENT..................................................... 42
               Section 9.01  Termination..................................... 42
               Section 9.02  Effect of Termination........................... 43

ARTICLE X

MISCELLANEOUS................................................................ 43
               Section 10.01 Further Assurances.............................. 43
               Section 10.02 Fees and Expenses............................... 43
               Section 10.03 Nonsurvival of Representations and
                             Warranties...................................... 43
               Section 10.04 Notices......................................... 44
               Section 10.05 Governing Law................................... 45
               Section 10.06 Binding upon Successors and Assigns............. 45
               Section 10.07 Severability.................................... 45
               Section 10.08 Entire Agreement................................ 45
               Section 10.09 Other Remedies.................................. 45
               Section 10.10 Amendment and Waivers........................... 45
               Section 10.11 No Waiver....................................... 46
               Section 10.12 Construction of Agreement; Knowledge............ 46
               Section 10.13 Counterparts.................................... 46


                                       iv

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                      AGREEMENT AND PLAN OF REORGANIZATION

            THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is dated as of this 30th day of September, 1998, by and among Media Metrix, Inc., a Delaware corporation ("MMX") and RelevantKnowledge, Inc., a Delaware corporation ("RKI").

                                    RECITALS

      A. The Boards of Directors of MMX and RKI have each determined to engage in the transactions contemplated hereby, pursuant to which (i) RKI will merge (the "Merger") with and into MMX and (ii) each share of common stock, par value $0.001 per share ("RKI Common Stock"), of RKI, each share of Series A-1 Preferred Stock, par value $0.001 per share ("RKI Series A-1 Stock"), of RKI, each share of Series B-1 Preferred Stock, par value $0.001 per share ("RKI Series B-1 Stock"), of RKI, each share of Series B-2 Preferred Stock, par value $0.001 per share ("RKI Series B-2 Stock"), of RKI, and each share of Series C-1 Preferred Stock, par value $0.001 per share ("RKI Series C-1 Stock"), of RKI, (except for such shares owned by RKI or MMX) shall be converted into shares of common stock, par value $.01 per share, of MMX ("MMX Common Stock") in the manner herein described, all upon the terms and subject to the conditions set forth herein.

      B. The Board of Directors of RKI has approved this Agreement and the Merger.

      C. The Board of Directors and stockholders of MMX have approved this Agreement, the Merger, the issuance of MMX Common Stock in connection therewith and the MMX Charter Amendment (as defined below).

      D. The parties intend for the Merger to qualify as a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and for this Agreement to constitute a plan of reorganization within the meaning of Section 368(a) of the Code and Treasury regulations thereunder.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I

                               THE REORGANIZATION

      Section 1.01 The Merger.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, RKI shall be merged with and into MMX in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), whereupon the separate existence of RKI shall cease, and MMX shall be the surviving corporation (the "Surviving Corporation").

            (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, RKI and MMX shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware in accordance with the Delaware Law or at such later time as specified in the certificate of merger (the "Effective Time" ). Immediately prior to the filing of the certificate of merger, a closing (the "Closing") will be held at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103, for the purpose of confirming all of the foregoing (the date on which the Closing occurs being hereinafter referred to as the "Closing Date"). The Closing shall occur upon the later of (i) November 2, 1998 and (ii) the second business day after satisfaction of the latest to occur of the conditions set forth in Article VIII hereof (other than any conditions which are waived in accordance with said Article), unless another date is agreed to in writing by the parties hereto.

            (c) From and after the Effective Time, the separate corporate existence of MMX with its purpose, object, rights, privileges, powers, certificates and franchises, shall continue unimpaired by the Merger. At the Effective Time, the separate corporate existence of RKI shall cease, and the Surviving Corporation shall succeed to all the properties and assets of RKI and to all debts, choses in action and other interests due or belonging to MMX and shall be subject to, and responsible for, all the debts, liabilities and duties of MMX with the effects provided by the applicable provisions of Delaware Law.

      Section 1.02 Conversion of Shares.

            (a) At the Effective Time:

                  (i) each share of RKI Common Stock, RKI Series A-1 Stock, RKI Series B-1 Stock, RKI Series B-2 Stock and RKI Series C-1 Stock, if any, held by RKI as treasury stock or owned by MMX or any subsidiary of MMX immediately prior to the Effective Time shall be canceled and retired and all rights in respect thereof shall cease to exist without any conversion thereof or payment therefor;


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                  (ii) each share of RKI Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive .21238995 fully-paid, validly issued and nonassessable shares of MMX Common Stock (the "Common Stock Exchange Ratio");

                  (iii) each share of RKI Series A-1 Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive .21238995 fully-paid, validly issued and nonassessable shares of MMX Common Stock (the "Series A-1 Exchange Ratio");

                  (iv) each share of RKI Series B-1 Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive .21238995 fully-paid, validly issued and nonassessable shares of MMX Common Stock (the "Series B-1 Exchange Ratio");

                  (v) each share of RKI Series B-2 Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive .21238995 fully-paid, validly issued and nonassessable shares of MMX Common Stock (the "Series B-2 Exchange Ratio");

                  (vi) each share of RKI Series C-1 Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive .21238995 fully-paid, validly issued and nonassessable shares of MMX Common Stock (the "Series C-1 Exchange Ratio"). The outstanding shares of RKI Common Stock, RKI Series A-1 Stock, RKI Series B-1 Stock, RKI Series B-2 Stock and RKI Series C-1 Stock are referred to collectively herein as the "RKI Shares" and the Common Stock Exchange Ratio, the Series A-1 Exchange Ratio, the Series B-1 Exchange Ratio, the Series B-2 Exchange Ratio and the Series C-1 Exchange Ratio are referred to collectively herein as the "Exchange Ratios."

            (b) If between the date of this Agreement and the Effective Time the outstanding shares of RKI Common Stock, RKI Series A-1 Stock, RKI Series B-1 Stock, RKI Series B-2 Stock, RKI Series C-1 Stock or MMX Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, the Exchange Ratio(s) relating to the capital stock affected by such change shall be correspondingly adjusted.

      Section 1.03 Exchange of Certificates.

            (a) At the Closing, MMX shall make available for exchange in accordance with this Section 1.03 the shares of MMX Common Stock issuable pursuant to Section 1.02 in exchange for outstanding RKI Shares.

            (b) At the Closing, each holder of record of a stock certificate that, immediately prior to the Effective Time, represented RKI Shares (a "Certificate") whose shares are being converted into MMX Common Stock pursuant to Section 1.02 shall surrender the Certificate in exchange for a certificate evidencing MMX Common Stock. Upon surrender of a Certificate for cancellation to MMX, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate for the number of whole shares of MMX Common Stock to which the holder of RKI Shares is entitled pursuant to Section 1.02 hereof and is represented by the Certificate so surrendered. The Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of RKI Shares which is not registered in the transfer records of RKI, MMX Common Stock may be delivered to a transferee if the Certificate representing such RKI Shares is presented to MMX and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.03(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender such whole number of shares of MMX Common Stock as provided by Section 1.02 and the provisions of Delaware Law.

            (c) No dividends or other distributions declared or made after the Effective Time on the MMX Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate; provided, however, that upon surrender of a Certificate, but subject to the effect, if any, of applicable escheat and other laws, there shall be paid to the holder of such Certificate, without interest, the amount of dividends or distributions, if any, which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of MMX Common Stock represented by the Certificate or Certificates issued upon such surrender.

            (d) All MMX Common Stock delivered upon the surrender for exchange of RKI Shares in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such RKI Shares. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of RKI of the RKI Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for any reason, they shall be canceled and exchanged as provided in this Section 1.03.

      Section 1.04 Fractional Shares. No certificate or scrip representing fractional shares of MMX Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to enjoy any other rights of a stockholder of MMX. Each fractional share of MMX Common Stock issuable to holders of Certificates pursuant to Section 1.02 shall be rounded up to the nearest whole share.

      Section 1.05 RKI Stock Option Plan.

            (a) At the Effective Time, each unexpired and unexercised option to purchase shares of RKI Common Stock (each an "RKI Option") under the RKI Stock Option Plan (the "RKI Stock Option Plan") which is not exercised or does not by its terms terminate shall become fully vested and exercisable in accordance with the terms of the RKI Stock Option Plan. RKI shall notify each holder of an RKI Option as soon as practicable following the public announcement of the transaction pursuant to Section 11(c) of the RKI Stock Option Plan that such RKI Option shall be exercisable for a period of 15 days from the date of such notice, and that such RKI Option shall


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terminate upon the expiration of the 15-day period. MMX shall grant to each holder of an RKI Option which is not exercised within the 15-day period (a "Non-Exercising Holder") an option (an "MMX Option") pursuant to the MMX 1998 Equity Incentive Plan to purchase a number of shares of MMX Common Stock equal to the number of shares of RKI Common Stock that could have been purchased under the RKI Option multiplied by the Common Stock Exchange Ratio (rounded downward to the nearest whole share), at a price per share of MMX Common Stock equal to the fair market value of the MMX Common Stock at the Effective Time. Where applicable, MMX shall grant additional options to each Non-Exercising Holder in recognition of the difference between the original exercise price of the RKI Options and the exercise price of the MMX Options. Such MMX Option shall be granted as of the Effective Date and shall provide for the same vesting as the corresponding RKI Option held by the Non-Exercising Holder. MMX shall reserve for issuance the number of shares of MMX Common Stock that will become subject to MMX Options pursuant to this Section 1.05, (ii) from and after the Effective Time, upon exercise of the MMX Options make available for issuance all shares of MMX Common Stock covered thereby, and (iii) promptly after the Effective Time, issue to each holder of an expired RKI Option a document evidencing the new MMX Option.

            (b) It is the intention of the parties that the RKI Options replaced by MMX qualify following the Effective Time of the Merger as incentive stock options as defined in Section 422 of the Code to the extent such RKI Options qualified as incentive stock options prior to the Effective Time of the Merger.

            (c) RKI and MMX agree that Exhibit 7.08 reflects the number of RKI Options as of the date hereof.

      Section 1.06 Warrants. In the case of each of the RKI Common Stock Warrants (as defined below) which are outstanding at the Effective Time, MMX shall, effective as of the Effective Time, assume the RKI Common Stock Warrants (and if required by the terms of the RKI Common Stock Warrant or if otherwise appropriate under the terms of the RKI Common Stock Warrant, execute a supplemental agreement in connection therewith) and shall reserve, make available for issuance and, upon exercise of such RKI Common Stock Warrants in accordance with their terms after the Effective Time, issue the number of shares of MMX Common Stock equal to the number of shares of RKI Common Stock that could have been purchased under the RKI Common Stock Warrant multiplied by the Common Stock Exchange Ratio (rounded downward to the nearest whole share), at a price per share of MMX Common Stock equal to the RKI Common Stock Warrant purchase price divided by the Common Stock Exchange Ratio (rounded upward to the nearest whole cent).

      Section 1.07 Benefits Arrangements.

            (a) Immediately after the Effective Time, MMX shall employ all of the individuals who were employees of RKI and MMX at the Effective Time, on the same terms and conditions as previously in effect.


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

            (b) From and after the Effective Time and consistent with the terms of the Management Services Agreement (as defined below), MMX shall provide all of the employees of MMX and all former employees of RKI who were employees of RKI at the Effective Time with all employee benefit plans, programs, policies or arrangements (the "Benefit Plans"), as are provided by MMX to its own employees who are similarly situated.

            (c) From and after the Effective Time, MMX shall provide all employees of the MMX and all former employees of RKI who were employees of RKI at the Effective Time with the opportunity to participate in any employee stock option or other incentive compensation plan of MMX (on substantially the same terms and subject to substantially the same conditions as are available to similarly situated employees of MMX at the Effective Time).

            (d) From and after the Effective Time, MMX shall honor and pay, without modification, set-off, counterclaim or recoupment, all benefits and other amounts required or due under or with respect to, all agreements or plans which relate to any employee or former employee of RKI, or the terms of any employee's employment or termination of employment as in effect immediately prior to the Effective Time.

      Section 1.08 Directors and Officers of MMX.

            (a) At the Effective Time and in accordance with the terms of the MMX Stockholders' Agreement (as defined below), the Board of Directors of MMX shall consist of eight directors, and Tod Johnson (who shall also be elected Chairman), Michael Brooks, Timothy Cobb, William H. Helman, Stig Kry, Jeffrey Levy, James Mortensen and David Hathaway shall be duly appointed or elected to the Board of Directors as the sole members of the Board of Directors of MMX.

            (b) At the Effective Time, the following persons shall be appointed as officers of MMX:

                Name                          Title
             -----------             -----------------------
             Tod Johnson             Chief Executive Officer
             Mary Ann Packo          President and Chief Operating Officer
             Timothy Cobb            Vice Chairman
             Jeffrey Levy            Vice Chairman
             Steven Coffey           Vice Chairman and Executive Vice President
             Thomas Lynch            Chief Financial Officer


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

            (c) Immediately prior to the Effective Time, MMX shall file an amendment to its Certificate of Incorporation, substantially in the form attached hereto as Exhibit 1.08(c) (the "MMX Charter Amendment") which shall increase the number of shares of common stock which MMX is authorized to issue from 10,000,000 shares to 15,000,000 shares.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

      Section 2.01 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of MMX, as in effect immediately prior to the Effective Time.

      Section 2.02 Bylaws. The Bylaws of MMX, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable law.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF MMX

      Except as specifically set forth (by reference to the applicable Section of this Agreement) in MMX's disclosure schedule previously delivered to RKI (the "Disclosure Schedule")and attached hereto, MMX represents and warrants to RKI as follows:

      Section 3.01 Corporate Existence and Power. MMX is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals (collectively, "Governmental Authorizations") required to own, lease and operate its properties and to carry on its business as now conducted. MMX is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary except where the failure to be so licensed or qualified would not have a Material Adverse Effect on MMX. For purposes of this Agreement, a "Material Adverse Effect", with respect to any person or entity, means a material adverse effect on the financial condition, business, liabilities (including contingent liabilities), prospects or results of operations of such person or entity taken as a whole; and "Material Adverse Change" shall mean a change or a development involving a prospective change which would have a Material Adverse Effect. MMX has heretofore delivered to RKI true and complete copies of its Certificate of Incorporation and Bylaws as currently in effect.

      Section 3.02 Corporate Authorization. The execution, delivery and performance by MMX of this Agreement, the MMX Co-Sale Agreement (as defined below), the MMX Registration Rights Agreement (as defined below), the Management Services Agreement (as defined below) and the MMX Stockholders' Agreement (collectively, the "Transaction Agreements") and the consummation by MMX of the transactions contemplated hereby and thereby are within MMX's corporate powers and have been duly authorized by all necessary corporate action. Each of the Transaction Agreements constitutes a valid and binding agreement of MMX, enforceable against MMX in accordance with its terms.

      Section 3.03 Governmental Consents and Approvals. The execution, delivery and performance by MMX of each of the Transaction Agreements and the consummation of the Merger by MMX require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:

            (a) the filing of the Certificate of Merger in accordance with Delaware Law; and

            (b) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain would not have a Material Adverse Effect on MMX, or would not materially adversely affect the ability of MMX or RKI to consummate the Merger.

      Section 3.04 Non-Contravention. The execution, delivery and performance by MMX of this Agreement and the consummation by MMX of the Merger do not and will not:

            (a) contravene or conflict with the Certificate of Incorporation or Bylaws of MMX;

            (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to MMX;

            (c) constitute a default under or give rise to a right of termination, cancellation, acceleration or loss of any material benefit under any agreement, contract, license or other instrument binding upon MMX or any license, franchise, permit or other similar authorization held by MMX; or

            (d) result in the creation or imposition of any Lien (as defined below) on any material asset of MMX.

For purposes of this Agreement, the term "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

      Section 3.05 Capitalization. (a) The authorized capital stock of MMX consists of 10,000,000 shares of MMX Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share of which (i) 495,603 shares are designated as Series A Preferred Stock, (ii) 159,640 shares are designated as Series B Preferred Stock, and (iii) 41,446 shares are designated as Redeemable Preferred Stock ("Redeemable Preferred Stock").

            (b) As of the date hereof, there are outstanding:

                  (i) 1,500,100 shares of MMX Common Stock;

                  (ii) 495,603 shares of MMX Series A Preferred Stock;

                  (iii) 41,446 shares of Redeemable Preferred Stock;

                  (iv) MMX Options to purchase an aggregate of 115,725 shares of MMX Common Stock (none of which are exercisable);

                  (v) Warrants to purchase an aggregate of 86,842 shares of MMX Common Stock (the "MMX Common Stock Warrants"); and

                  (vi) Warrants to purchase an aggregate of 159,640 shares of MMX Series B Preferred Stock (the "MMX Series B Warrants" and, together with the MMX Common Stock Warrants, the "MMX Warrants").

      At or prior to the Effective Time, MMX Warrants to purchase an aggregate of $1,500,000 of MMX capital stock will be exercised. Any MMX Series B Warrants which remain outstanding at the Effective Time will be converted into Warrants to purchase MMX Common Stock. The agreements covering the MMX Options will be amended to delete the provisions restricting exercisability which were dependent upon the occurrence of a "Realization Event."

            (c) The MMX Disclosure Schedule accurately sets forth (i) the name of each holder of a MMX Option, the number of shares subject to each MMX Option, the date of grant and expiration date of each MMX Option and the exercise price of each MMX Option, and (ii) the name of each holder of MMX Warrants, the number of shares subject to each MMX Warrant, the date of grant and expiration date of each MMX Warrant and exercise price of each MMX Warrant.

            (d) All outstanding MMX Shares and shares of Redeemable Preferred Stock are, and the shares of MMX Common Stock to be issued pursuant to Section
1.02 hereof when issued in accordance with the terms of this Agreement will be, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights in respect thereto. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) ("Voting Debt") of MMX are issued or outstanding. Except as set forth above, as of the date hereof, there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock or Voting Debt of MMX or obligating MMX to issue, register, transfer or sell or cause to be issued, registered, transferred or sold any shares of capital stock or Voting Debt of, or other equity interests in, MMX or securities convertible into or exchangeable for such shares or equity interests or obligating MMX to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. As of the date hereof, there are no outstanding contractual obligations of MMX to repurchase, redeem or otherwise acquire any shares of capital stock or Voting Debt of MMX. For purposes hereof, all MMX Shares, MMX Options, MMX Warrants, Redeemable Preferred Stock and Voting Debt of MMX are collectively referred to herein as "MMX Securities." All of the outstanding MMX Securities have been issued in compliance with all applicable Federal and state securities laws pursuant to an exemption from registration thereunder.

      Section 3.06 Subsidiaries; Joint Ventures. MMX has no Subsidiaries or Joint Ventures. For purposes of this Agreement, (i) "Subsidiary" means, with respect to any entity, any corporation of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity, and (ii) "Joint Venture" means, with respect to any entity, any corporation or organization (other than such entity and any Subsidiary thereof) of which such entity or any Subsidiary thereof is, directly or indirectly, the beneficial owner of 25% or more of any class of equity securities or equivalent profit participation interest. MMX does not, directly or indirectly, own any interests in any person that is not a Subsidiary.

      Section 3.07 Financial Statements. MMX has delivered to RKI (i) the audited balance sheet of MMX as of December 31, 1997, and the unaudited balance sheet of MMX as of June 30, 1998, (ii) the related audited statements of income, stockholders' equity and cash flows of MMX for the fiscal year ended December 31, 1997, together with the notes thereto, and the unaudited statements of income, stockholders' equity and cash flows for the period ended June 30, 1998 and (iii) the audited balance sheet of PC Meter, L.P. as of December 31, 1996 and the related audited statements of income, partners' equity and cash flows of PC Meter, L.P. for the fiscal year ended December 31, 1996 (collectively, the "MMX Financial Statements"). The MMX Financial Statements present fairly, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of MMX (with respect to periods following December 31, 1996) and the financial position of PC Meter, L.P. (with respect to periods prior to January 1, 1997) as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any interim financial statements which are not, in the aggregate, material). For purposes of this Agreement, "MMX Balance Sheet" means the balance sheet of MMX as of June 30, 1998, and the notes thereto, contained in the MMX Financial Statements and "MMX Balance Sheet Date" means June 30, 1998.

       Section 3.08 Absence of Certain Changes. Since the MMX Balance Sheet Date, MMX has in all material respects conducted business in the ordinary course and there has not been:

            (a) any Material Adverse Change with respect to MMX;

            (b) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of MMX, or any repurchase, redemption or other acquisition by MMX of any outstanding shares of capital stock or other securities of, or other ownership interests in, MMX;

            (c) any amendment of any material term of any outstanding MMX Securities;

            (d) any damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting the business or assets of MMX;

            (e) any material change in any method of accounting or accounting practice by MMX, except for any such change required by reason of a concurrent change in generally accepted accounting principles or disclosed in the MMX Financial Statements; or

            (f) any (i) grant of any severance or termination pay to any director, officer or employee of MMX, (ii) entering into of any written employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of MMX,
(iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) increase in compensation, bonus or other benefits payable to any director or, other than in the ordinary course of business, officer or employee of MMX.

      Section 3.09 No Undisclosed Liabilities. Except for liabilities under this Agreement, liabilities disclosed or provided for on the MMX Balance Sheet, liabilities disclosed on the MMX Disclosure Schedule or liabilities incurred in the ordinary course of business consistent with past practice, since the MMX Balance Sheet Date MMX has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, which have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MMX or that would be required by generally accepted accounting principles to be reflected on a balance sheet of MMX (including the notes thereto).

      Section 3.10 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of MMX, threatened against, MMX or any of its properties before any court or arbitrator or any governmental body, agency or official, and MMX is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect on MMX or would prevent MMX from consummating the transactions contemplated hereby. To the knowledge of MMX, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that individually or in the aggregate would have a Material Adverse Effect upon MMX or the transactions contemplated hereby.

      Section 3.11 Taxes. All Tax (as defined below) returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Effective Time by or on behalf of MMX (collectively, the "MMX Tax Returns"), have been or will be filed when due (including any extensions of such due date), except to the extent all such failures to file, taken together, are not material. MMX has timely paid, withheld or made provision on its books for all Taxes owed or accrued as of the Effective Time. Any provision for Taxes reflected in the MMX Financial Statements is adequate to cover any and all Tax liabilities of MMX in respect of its assets, properties, business and operations during the period covered by such financial statements and all prior periods. MMX is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any excess parachute payments within the meaning of Section 280G of the Code. MMX has made available all relevant information regarding all material elections and consents with respect to any Tax, or computation thereof, affecting MMX. MMX has not agreed to, or is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise. MMX has not granted any extension or waiver of the limitation period applicable to any MMX Tax Returns. There is no claim, audit, action, suit, proceeding or investigation now pending or, to MMX's knowledge, threatened in writing against or with respect to MMX in respect of any Tax or assessment. There are no liens for Taxes upon the assets of MMX except liens for current Taxes not yet due. MMX has not been a member of an affiliated group or filed or been included in a combined, consolidated or unitary Tax return other than one filed by MMX (or a return for a group consisting solely of its predecessors), or participated in any other similar arrangement whereby any income, revenues, receipts, gains, losses, deductions, credits or other Tax items of MMX was determined or taken into account for Tax purposes with reference to or in conjunction with any such items of another person other than MMX or its predecessor. All amounts required to be collected or withheld by MMX with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any Taxing Authority have been duly remitted. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or similar provision of state, local or foreign law has been entered into with respect to MMX nor has MMX received or requested, which request is pending, a ruling from any Taxing Authority.

            For the purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means, for any entity, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding on amounts paid to or by such entity, payroll, employment, excise, severance, stamp, occupation, property, environmental or windfall profit tax, or other tax or surtax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) liability of such entity for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) liability of such entity for the payment of any amounts of the type described in clauses (i) or
(ii) as a result of any express or implied obligation to indemnify any other person.

      Section 3.12 Employee Benefits; Employees.

            (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of The Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, agreement, arrangement or understanding (whether or not legally binding) (all of the foregoing being herein called the "MMX Benefit Plans"), maintained or contributed to by MMX, MMX has made available to RKI a true and correct copy of (i) such MMX Benefit Plan, (ii) each trust agreement and group annuity contract, if any, relating to such MMX Benefit Plan (iii) the most recent annual report (Form 5500) filed with the Internal Revenue Service,
(iv) the most recent IRS determination letter relating to the MMX Benefit Plan intended to be qualified under Sections 401(a) and 501(a) of the Code, and (v) the most recent actuarial report or valuation relating to a MMX Benefit Plan subject to Title IV of ERISA. The MMX Disclosure Schedule sets forth a brief description of each MMX Benefit Plan.

            (b) Each of the MMX Benefit Plans is in material compliance with all of the applicable substantive provisions of ERISA or the Code (including the periodic reporting obligations under those statutes) and no such plan has any accumulated funding deficiency (whether or not waived) or any liability to the Pension Benefit Guaranty Corporation. With respect to the MMX Benefit Plans, individually and in the aggregate, no event has occurred and, to MMX's knowledge, there exists no condition or set of circumstances, in connection with which it or its Subsidiary could be subject to any liability that is reasonably likely to have a Material Adverse Effect on MMX.

            (c) With respect to the MMX Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the MMX Financial Statements. Each of the MMX Benefit Plans subject to Title IV of ERISA is fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation to determine the level of funding required in the event of termination.

            (d) Each employee of MMX is an "employee at will."

      Section 3.13 Intellectual Property. MMX owns, or is licensed to use, or, to the knowledge of MMX, otherwise has the full right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, inventions and copyrights, all information regarding the registration of any of the foregoing, or applications therefor, and all grants and licenses or other rights running to or from MMX relating to any of the foregoing, that are necessary for the conduct of its business (collectively, the "Proprietary Rights"). A list of all material copyright registrations, trademark registrations and applications, patents and patent applications are set forth in the MMX Disclosure Schedule, and such list indicates whether such Proprietary Rights are owned or licensed. All patents, registered trademarks and copyright registrations included in the Proprietary Rights are valid and subsisting and all "taxes" or "annuities" with respect thereto have been paid, and MMX is not aware of any interfering proprietary rights of third parties. MMX is not aware of any claim by any third party that the business of MMX as currently conducted or proposed to be conducted infringes upon the proprietary rights of others, nor has MMX received any notice or claim of infringement from any third party of such infringement by MMX. MMX is not aware of any infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights. To the knowledge of MMX, none of the activities of the employees of MMX on behalf of MMX violates any agreements or arrangements which any such employees have with former employers. MMX has taken measures it deems reasonable to maintain the confidentiality of the processes and formulae, research and development results and other know-how of MMX, the value of which to MMX is contingent upon maintenance of the confidentiality thereof. The License Agreement (as hereinafter defined) will provide for the license by MMX of all software previously licensed by MMX from The NPD Group, Inc. ("NPD") pursuant to the Amended and Restated Management Services Agreement between MMX and NPD dated April 7, 1997.

      Section 3.14 Labor Matters. MMX is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by MMX, nor do the executive officers of MMX know of any continuing activities or proceedings of any labor union to organize any group of such employees.

      Section 3.15 Compliance with Laws.

            (a) MMX has all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body as are necessary under applicable law to own its properties and conduct its businesses (collectively, "Permits"), except to the extent the failure to have such Permits would not, individually or in the aggregate, have a Material Adverse Effect on MMX. Such Permits are in full force and effect, and no proceeding is pending or, to the knowledge of MMX, threatened to revoke or limit any Permit. The MMX Disclosure Schedule contains a true and complete list of all material Permits.

            (b) MMX is not in violation of and has no liabilities, whether accrued, absolute, contingent or otherwise, under any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, including without limitation laws relating to labor and employment practices, health and safety, zoning, pollution or protection of the environment, including without limitation laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (as defined in Section 3.18), except for violations of or liabilities under any of the foregoing which would not, individually or in the aggregate, have a Material Adverse Effect on MMX. During the last three years, MMX has not received notice of, and there has not been any citation, fine or penalty imposed against MMX for, any such violation or alleged violation.

      Section 3.16 Contracts and Other Agreements. Each of the contracts set forth on the MMX Disclosure Schedule is valid, subsisting, in full force and effect, binding upon MMX, and to the knowledge of MMX, binding upon the other parties thereto in accordance with their terms, and MMX has paid in full or accrued all amounts now due from it thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder which are presently required to be satisfied or provided for, and is not in default under any of them, nor, to the knowledge of MMX, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. The continuation, validity and effectiveness of all contracts and agreements to which MMX is a party will in no way be affected by the Merger or the other transactions contemplated hereby. The MMX Disclosure Schedule sets forth a list of the following contracts and other agreements to which MMX is a party or by or to which it or its assets or properties are bound or subject:

            (a) any agreement that individually requires aggregate expenditures by MMX in any one year of more than $50,000;

            (b) any indenture, trust agreement, loan agreement or note that involves or evidences outstanding indebtedness, obligations or liabilities for borrowed money in excess of $50,000;

            (c) any lease, sublease, installment purchase or similar arrangement for the purchase, use or occupancy of real or personal property (i) that individually requires aggregate expenditures by MMX in any one year of more than $50,000, or (ii) pursuant to which MMX is the lessor of any real property which has rentals over $50,000 per year, together with the date of termination of such leases, the name of the other party and the annual rental payments required to be made under such leases;

            (d) any agreement of surety, guarantee or indemnification, other than (i) an agreement in the ordinary course of business with respect to obligations in an amount not in excess of $50,000, or (ii) indemnification provisions contained in agreements not otherwise required to be disclosed;

            (e) any agreement, including without limitation employment agreements and bonus plans, relating to the compensation of (i) officers, (ii) employees earning more than $50,000 per year or (iii) former employees;

            (f) any agreement containing covenants of MMX not to compete in any line of business, in any geographic area or with any person or covenants of any other person not to compete with MMX or in any line of business of MMX;

            (g) any license or agreement granting or restricting the right of MMX to use a trade name, trade mark, logo or Proprietary Rights; and

            (h) any agreement with any customer or supplier that cannot be terminated without penalty in excess of $50,000 by MMX within one year.

            True and complete copies of all the contracts and other agreements set forth in the MMX Disclosure Schedule have been previously made available to RKI.

      Section 3.17 Properties. MMX owns and has good title to all of its assets and properties reflected in the MMX Balance Sheet, free and clear of any Lien, except for (i) the Liens reflected on the MMX Balance Sheet, (ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the date of the MMX Balance Sheet, or (iii) Liens securing the liens of materialmen, carriers, landlords and like persons, all of which are not yet due and payable. MMX owns or has a valid leasehold interest in, or other incontrovertible right to occupy, all of the buildings, structures, leasehold improvements, equipment and other tangible property material to the business of MMX, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted, for the conduct of their business in accordance with past practices and MMX has not received notice that any of such property is in violation in any material respect of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

      Section 3.18 Environmental Matters.

            (a) MMX has not within the five years preceding the date hereof received any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to MMX's knowledge, no investigation or review is pending by any governmental entity, with respect to any material (i) alleged violation by MMX of any Environmental Law (as defined below), (ii) alleged failure by MMX to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity (as defined below).

            (b) To MMX's knowledge, it has no material Environmental Liabilities (as defined below), and it has not had within the five years preceding the date hereof a release of Hazardous Substances (as defined below) into the environment in violation of any Environmental Law or environmental permit. MMX has disclosed to MMX in writing any known presence of asbestos in any of its premises other than fully encapsulated asbestos-containing construction materials.

            (c) For the purposes of this Agreement the following terms have the following meanings:

            "Environmental Laws" shall mean any and all Federal, state and local and foreign laws (including case law), regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

            "Environmental Liabilities" shall mean all liabilities, whether vested or unvested, contingent or fixed, which (i) arise under or relate to Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time.

            "Hazardous Substances" shall mean any toxic, radioactive, caustic or otherwise hazardous substance or material regulated by any Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any material constituent elements displaying any of the foregoing characteristics.

            "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

      Section 3.19 Finder's Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of MMX who is entitled to any fee or commission from MMX upon consummation of the transactions contemplated by this Agreement.

      Section 3.20 Transactions with Management. Except as disclosed in the MMX Disclosure Schedule, no executive officer or director of MMX has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 2% of a class of securities of a publicly traded company) any material interest in (a) any property or assets of MMX (except as a stockholder), (b) any current competitor, customer, supplier or agent of MMX, or (c) any person which is currently a party to any contract or agreement with MMX.

      Section 3.21 Insurance. The MMX Disclosure Schedule sets forth a list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of MMX. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by MMX and are in conformity with the requirements of all leases or other agreements to which MMX is a party and, to the knowledge of MMX, are valid and enforceable in accordance with their terms. MMX is not in default with respect to any provision contained in any such policy or binder nor has MMX failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. MMX has not received notice of cancellation or non-renewal of any such policy or binder.

      Section 3.22 Disclosure. The representations, warranties and statements made by MMX in this Agreement and in the certificates delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

      Section 3.23 Reorganization. Neither MMX nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF RKI

            Except as specifically set forth (by reference to the applicable Section of this Agreement) in RKI's disclosure schedule previously delivered to MMX (the "RKI Disclosure Schedule") and attached hereto, RKI represents and warrants to MMX as follows:

      Section 4.01 Corporate Existence and Power. RKI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material Governmental Authorizations required to own, lease and operate its properties and to carry on its business as now conducted. RKI is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary except where the failure to be so licensed or qualified would not have a Material Adverse Effect on RKI. RKI has heretofore delivered to MMX true and complete copies of its Certificate of Incorporation and Bylaws as currently in effect.

      Section 4.02 Corporate Authorization. The execution, delivery and performance by RKI of this Agreement and the consummation by RKI of the transactions contemplated hereby, are within RKI's corporate powers and have been duly authorized by all necessary corporate action, subject to the requisite approval of the RKI stockholders. This Agreement constitutes a valid and binding agreement of RKI, enforceable against RKI in accordance with its terms. RKI has entered into a Voting Agreement and Proxy, substantially in the form of Exhibit
4.02 hereto, with holders of a majority of the outstanding shares of each of the RKI Common Stock, RKI Series A-1 Stock, RKI Series B-1 Stock, RKI Series B-2 Stock and RKI Series C-1 Stock, pursuant to which such stockholders agree to vote to approve this Agreement and the Merger, and give an irrevocable proxy to the Board of Directors of MMX to vote such stockholders' shares in favor of the same.

      Section 4.03 Governmental Consents and Approvals. The execution, delivery and performance by RKI of this Agreement and the consummation of the Merger by RKI require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:

            (a) the filing of the Certificate of Merger in accordance with Delaware Law; and

            (b) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain would not have a Material Adverse Effect on RKI, or would not materially adversely affect the ability of MMX or RKI to consummate the Merger.

      Section 4.04 Non-Contravention. The execution, delivery and performance by RKI of this Agreement and the consummation by RKI of the Merger do not and will not:

            (a) contravene or conflict with the Certificate of Incorporation or Bylaws of RKI;

            (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to RKI;

            (c) constitute a default under or give rise to a right of termination, cancellation, acceleration or loss of any material benefit under any agreement, contract, license or other instrument binding upon RKI or any license, franchise, permit or other similar authorization held by RKI; or

            (d) result in the creation or imposition of any Lien on any material asset of RKI.

      Section 4.05 Capitalization. (a) As of the date hereof, the authorized capital stock of RKI consists of 15,500,000 shares of RKI Common Stock and 10,000,000 shares of preferred stock, par value $.001 per share, of which (i) 1,500,000 shares are designated as Series A-1 Preferred Stock, (ii) 3,000,000 shares are designated as Series B-1 Preferred Stock, (iii) 1,000,000 shares are designated as Series B-2 Preferred Stock, (iv) 3,500,000 shares are designated as Series C-1 Preferred Stock, and (v) 1,000,000 shares are designated as Series C-2 Preferred Stock.

            (b) As of the date hereof, there are outstanding:

                  (i) 3,641,812 shares of RKI Common Stock;

                  (ii) 1,456,949 shares of RKI Series A-1 Stock;

                  (iii) 2,754,587 shares of RKI Series B-1 Stock;

                  (iv) 858,420 shares of RKI Series B-2 Stock;

                  (v) 2,713,321 shares of RKI Series C-1 Stock;

                  (vi) no shares of RKI Series C-2 Stock;

                  (vii) options to purchase an aggregate of 851,091 shares of RKI Common Stock (all of which options shall become exercisable pursuant to the RKI Stock Option Plan);

                  (viii) warrants to purchase an aggregate of 1,160,290 shares of RKI Common Stock (collectively, the "RKI Warrants") (all of which warrants are exercisable); and

                  (ix) any right of Investment A.B. Bure ("Bure") to purchase shares of RKI Series C-2 Stock pursuant to Section 2.2 of the Series C-1 and C-2 Preferred Stock Purchase Agreement dated as of July 9, 1998 (the "RKI Series C-2 Purchase Right").

            (c) The RKI Disclosure Schedule accurately sets forth (i) the name of each holder of an RKI Option, the number of shares subject to each RKI Option, the date of grant and expiration date of each RKI Option and the exercise price of each RKI Option and (ii) the name of each holder of RKI Warrants, the number of shares subject to each RKI Warrant, the date of grant and expiration date of each RKI Warrant and exercise price of each RKI Warrant.

            (d) All RKI Shares are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights in respect thereto. As of the date hereof, no Voting Debt of RKI is issued or outstanding. Except as set forth above, as of the date hereof, there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock or Voting Debt of RKI or obligating RKI to issue, register, transfer or sell or cause to be issued, registered, transferred or sold any shares of capital stock or Voting Debt of, or other equity interests in, RKI or securities convertible into or exchangeable for such shares or equity interests or obligating RKI to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. As of the date hereof, there are no outstanding contractual obligations of RKI to repurchase, redeem or otherwise acquire any shares of capital stock or Voting Debt of RKI. For purposes hereof, all shares of RKI Common Stock, shares of RKI preferred stock, options to purchase RKI Common Stock, RKI

Warrants, RKI Series C-2 Purchase Right and Voting Debt of RKI are collectively referred to herein as "RKI Securities." All of the outstanding RKI Securities have been issued in compliance with all applicable Federal and state securities laws pursuant to an exemption from registration thereunder.

      Section 4.06 Subsidiaries; Joint Ventures. RKI has no Subsidiaries or Joint Ventures. RKI does not, directly or indirectly, own any interests in any person that is not a Subsidiary.

      Section 4.07 Financial Statements. RKI has delivered to MMX the audited balance sheets of RKI as of December 31, 1996 and 1997, and the unaudited balance sheet as of June 30, 1998, and the related audited statements of income, stockholder's equity and cash flows for the fiscal years ended December 31, 1996 and 1997, together with the notes thereto and the unaudited statements of income, stockholder's equity and cash flows for the period ended June 30, 1998 (the "RKI Financial Statements"). The RKI Financial Statements present fairly, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of RKI as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any interim financial statements which are not, in the aggregate, material). For purposes of this Agreement, "RKI Balance Sheet" means the balance sheet of RKI as of June 30, 1998, and the notes thereto, contained in the RKI Financial Statements and "RKI Balance Sheet Date" means June 30, 1998.

      Section 4.08 Absence of Certain Changes. Since the RKI Balance Sheet Date, RKI has in all material respects conducted business in the ordinary course and there has not been:

            (a) any Material Adverse Change with respect to RKI;

            (b) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of RKI, or any repurchase, redemption or other acquisition by RKI of any outstanding shares of capital stock or other securities of, or other ownership interests in, RKI;

            (c) any amendment of any material term of any outstanding RKI Securities;

            (d) any damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting the business or assets of RKI;

            (e) any material change in any method of accounting or accounting practice by RKI, except for any such change required by reason of a concurrent change in generally accepted accounting principles or disclosed in the RKI Financial Statements; or

            (f) any (i) grant of any severance or termination pay to any director, officer or employee of RKI, (ii) entering into of any written employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of RKI,
(iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) increase in compensation, bonus or other benefits payable to any director or, other than in the ordinary course of business, officer or employee of RKI.

      Section 4.09 No Undisclosed Liabilities. Except for liabilities under this Agreement, liabilities disclosed or provided for on the RKI Balance Sheet, liabilities disclosed on the RKI Disclosure Schedule or liabilities incurred in the ordinary course of business consistent with past practice, since the RKI Balance Sheet Date RKI has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, which have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RKI or that would be required by generally accepted accounting principles to be reflected on a balance sheet of RKI (including the notes thereto).

      Section 4.10 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of RKI, threatened against, RKI or any of its properties before any court or arbitrator or any governmental body, agency or official, and RKI is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect on RKI or would prevent RKI from consummating the transactions contemplated hereby. To the knowledge of RKI, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that individually or in the aggregate would have a Material Adverse Effect upon RKI or the transactions contemplated hereby.

      Section 4.11 Taxes.

            (a) All Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Time by or on behalf of RKI (collectively, the "RKI Tax Returns"), have been or will be filed when due (including any extensions of such due date), except to the extent all such failures to file, taken together, are not material. RKI has timely paid, withheld or made provision on its books for all Taxes owed or accrued as of the Effective Time. Any provision for Taxes reflected in the RKI Financial Statements is adequate to cover any and all Tax liabilities of RKI in respect of its assets, properties, business and operations during the period covered by such financial statements and all prior periods. RKI is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any excess parachute payments within the meaning of Section 280G of the Code. RKI has made available all relevant information regarding all material elections and consents with respect to any Tax, or computation thereof, affecting RKI. RKI has not agreed to, or is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise. RKI has not granted any extension or waiver of the limitation period applicable to any RKI Tax Returns. There is no claim, audit, action, suit, proceeding or investigation now pending or, to RKI's knowledge, threatened in writing against or with respect to RKI in respect of any Tax or assessment. There are no liens for Taxes upon the assets of RKI except liens for current Taxes not yet due. RKI has not been a member of an affiliated group or filed or been included in a combined, consolidated or unitary Tax return other than one filed by RKI (or a return for a group consisting solely of its predecessors), or participated in any other similar arrangement whereby any income, revenues, receipts, gains, losses, deductions, credits or other Tax items of RKI was determined or taken into account for Tax purposes with reference to or in conjunction with any such items of another person other than RKI or its predecessor. All amounts required to be collected or withheld by RKI with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any Taxing Authority have been duly remitted. No closing agreement pursuant to
Section 7121 of the Code (or any predecessor provision) or any similar provision of state, local or foreign law has been entered into with respect to RKI nor has RKI received or requested, which request is pending, a ruling from any Taxing Authority.

            (b) During the three-year period prior to the Merger, no assets of RKI have been disposed of except in the ordinary course of business. Neither RKI nor MMX, nor any person related to either of them (within the meaning of United States Treasury Regulation Section 1.368-1(e)(3)) has, or will prior to the Merger, acquire for consideration other than MMX Common Stock, or redeem any of the issued and outstanding shares of capital stock of RKI in a transaction or transactions related to the Merger (or otherwise in connection with the Merger). No extraordinary distribution has been, or will be, made with respect to the capital stock of RKI prior to the Merger in a transaction or transactions related to the Merger (or otherwise in connection with the Merger). The liabilities of RKI assumed by MMX and the liabilities to which the transferred assets of RKI are subject were incurred by RKI in the ordinary course of its business. The fair market value of the assets of RKI transferred to MMX will equal or exceed the sum of the liabilities assumed by MMX plus the amount of liabilities, if any, to which the transferred assets are subject.

      Section 4.12 Employee Benefits; Employers.

            (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA), and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, agreement, arrangement or understanding (whether or not legally binding) (all of the foregoing being herein called the "RKI Benefit Plans"), maintained or contributed to by RKI, RKI has made available to RKI a true and correct copy of (i) such RKI Benefit Plan,
(ii) each trust agreement and group annuity contract, if any, relating to such RKI Benefit Plan (iii) the most recent annual report (Form 5500) filed with the Internal Revenue Service, (iv) the most recent IRS determination letter relating to the RKI Benefit Plan intended to be qualified under Sections 401(a) and 501(a) of the Code, and (v) the most recent actuarial report or valuation relating to a RKI Benefit Plan subject to Title IV of ERISA. The RKI Disclosure Schedule sets forth a brief description of each RKI Benefit Plan.

            (b) Each of the RKI Benefit Plans is in material compliance with all of the applicable substantive provisions of ERISA or the Code (including the periodic reporting obligations under those statutes) and no such plan has any accumulated funding deficiency (whether or not waived) or any liability to the Pension Benefit Guaranty Corporation. With respect to the RKI Benefit Plans, individually and in the aggregate, no event has occurred and, to RKI's knowledge, there exists no condition or set of circumstances, in connection with which it or its Subsidiary could be subject to any liability that is reasonably likely to have a Material Adverse Effect on RKI.

            (c) With respect to the RKI Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the RKI Financial Statements. Each of the RKI Benefit Plans subject to Title IV of ERISA is fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation to determine the level of funding required in the event of termination.

            (d) Each employee of RKI is an "employee at will."

      Section 4.13 Intellectual Property. RKI owns, or is licensed to use or, to the knowledge of RKI, otherwise has the full right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, inventions and copyrights, all information regarding the registration of any of the foregoing, or applications therefor, and all grants and licenses or other rights running to or from RKI relating to any of the foregoing, that are necessary for the conduct of its business (collectively, the "RKI Proprietary Rights"). A list of all material copyright registrations, trademark registrations and applications, patents and patent applications are set forth in the RKI Disclosure Schedule, and such list indicates whether such Proprietary Rights are owned or licensed. All patents, registered trademarks and copyright registrations included in the Proprietary Rights are valid and subsisting and all "taxes" or "annuities" with respect thereto have been paid, and RKI is not aware of any interfering proprietary rights of third parties. RKI is not aware of any claim by any third party that the business of RKI as currently conducted or proposed to be conducted infringes upon the proprietary rights of others, nor has RKI received any notice or claim of infringement from any third party of such infringement by RKI. RKI is not aware of any infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights. To the knowledge of RKI, none of the activities of the employees of RKI on behalf of RKI violates any agreements or arrangements which any such employees have with former employers. RKI has taken measures it deems reasonable to maintain the confidentiality of the processes and formulae, research and development results and other know-how of RKI, the value of which to RKI is contingent upon maintenance of the confidentiality thereof.

      Section 4.14 Labor Matters. RKI is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by RKI, nor do the executive officers of RKI know of any continuing activities or proceedings of any labor union to organize any group of such employees.

      Section 4.15 Compliance with Laws.

            (a) RKI has all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body as are necessary under applicable law to own its properties and conduct its businesses (collectively, "Permits"), except to the extent the failure to have such Permits would not, individually or in the aggregate, have a Material Adverse Effect on RKI. Such Permits are in full force and effect, and no proceeding is pending or, to the knowledge of RKI, threatened to revoke or limit any Permit. The RKI Disclosure Schedule contains a true and complete list of all material Permits.

            (b) RKI is not in violation of and has no liabilities, whether accrued, absolute, contingent or otherwise, under any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, including without limitation laws relating to labor and employment practices, health and safety, zoning, pollution or protection of the environment, including without limitation laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (as defined in Section 3.18), except for violations of or liabilities under any of the foregoing which would not, individually or in the aggregate, have a Material Adverse Effect on RKI. During the last three years, RKI has not received notice of, and there has not been any citation, fine or penalty imposed against RKI for, any such violation or alleged violation.

      Section 4.16 Contracts and Other Agreements. Each of the contracts set forth on the RKI Disclosure Schedule is valid, subsisting, in full force and effect, binding upon RKI, and to the knowledge of RKI, binding upon the other parties thereto in accordance with their terms, and RKI has paid in full or accrued all amounts now due from it thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder which are presently required to be satisfied or provided for, and is not in default under any of them, nor, to the knowledge of RKI, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. The continuation, validity and effectiveness of all contracts and agreements to which RKI is a party will in no way be affected by the Merger or the other transactions contemplated hereby.

            The RKI Disclosure Schedule sets forth a list of the following contracts and other agreements to which RKI is a party or by or to which it or its assets or properties are bound or subject:

            (a) any agreement that individually requires aggregate expenditures by RKI in any one year of more than $50,000;

            (b) any indenture, trust agreement, loan agreement or note that involves or evidences outstanding indebtedness, obligations or liabilities for borrowed money in excess of $50,000;

            (c) any lease, sublease, installment purchase or similar arrangement for the purchase, use or occupancy of real or personal property (i) that individually requires aggregate expenditures by RKI in any one year of more than $50,000, or (ii) pursuant to which RKI is the lessor of any real property which has rentals over $50,000 per year, together with the date of termination of such leases, the name of the other party and the annual rental payments required to be made under such leases;

            (d) any agreement of surety, guarantee or indemnification, other than (i) an agreement in the ordinary course of business with respect to obligations in an amount not in excess of $50,000, or (ii) indemnification provisions contained in agreements not otherwise required to be disclosed;

            (e) any agreement, including without limitation employment agreements and bonus plans, relating to the compensation of (i) officers, (ii) employees earning more than $50,000 per year or (iii) former employees;

            (f) any agreement containing covenants of RKI not to compete in any line of business, in any geographic area or with any person or covenants of any other person not to compete with RKI or in any line of business of RKI;

            (g) any license or agreement granting or restricting the right of RKI to use a trade name, trade mark, logo or Proprietary Rights; and

            (h) any agreement with any customer or supplier that cannot be terminated without penalty in excess of $50,000 by RKI within one year.

            True and complete copies of all the contracts and other agreements set forth in the RKI Disclosure Schedule have been previously made available to RKI.

      Section 4.17 Properties. RKI owns and has good title to all of its assets and properties reflected in the RKI Balance Sheet, free and clear of any Lien, except for (i) the Liens reflected on the RKI Balance Sheet, (ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the date of the RKI Balance Sheet, or (iii) Liens securing the liens of materialmen, carriers, landlords and like persons, all of which are not yet due and payable. RKI owns or has a valid leasehold interest in, or other incontrovertible right to occupy, all of the buildings, structures, leasehold improvements, equipment and other tangible property material to the business of RKI, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted, for the conduct of their business in accordance with past practices and RKI has not received notice that any of such property is in violation in any material respect of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

      Section 4.18 Environmental Matters.

            (a) RKI has not within the five years preceding the date hereof received any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to RKI's knowledge, no investigation or review is pending by any governmental entity, with respect to any material (i) alleged violation by RKI of any Environmental Law, (ii) alleged failure by RKI to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity.

            (b) To RKI's knowledge, it has no material Environmental Liabilities (as defined below), and it has not had within the five years preceding the date hereof a release of Hazardous Substances (as defined below) into the environment in violation of any Environmental Law or environmental permit. RKI has disclosed to MMX in writing any known presence of asbestos in any of its premises other than fully encapsulated asbestos-containing construction materials.

      Section 4.19 Finder's Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of RKI who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

      Section 4.20 Transactions with Management. Except as disclosed in the RKI Disclosure Schedule, no executive officer or director of RKI has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 2% of a class of securities of a publicly traded company) any material interest in (a) any property or assets of RKI (except as a stockholder), (b) any current competitor, customer, supplier or agent of RKI, or (c) any person which is currently a party to any contract or agreement with RKI.

      Section 4.21 Insurance. The RKI Disclosure Schedule sets forth a list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of RKI. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by RKI and are in conformity with the requirements of all leases or other agreements to which RKI is a party and, to the knowledge of RKI, are valid and enforceable in accordance with their terms. RKI is not in default with respect to any provision contained in any such policy or binder nor has RKI failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. RKI has not received notice of cancellation or non-renewal of any such policy or binder.

      Section 4.22 Disclosure. The representations, warranties and statements made by RKI in this Agreement and in the certificates delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

      Section 4.23 Dissenters' Rights. To RKI's knowledge, no holder of RKI Shares intends to exercise such holder's dissenters' rights in accordance with Delaware law.

                                    ARTICLE V

                                COVENANTS OF RKI

      RKI agrees that:

      Section 5.01 Conduct of RKI. From the date hereof until the Effective Time, RKI shall in all material respects conduct its business in the ordinary course. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated hereby, without the written consent of MMX:

            (a) RKI will not adopt or propose any change in its Certificate of Incorporation or Bylaws;

            (b) Except as contemplated by this Agreement or as previously approved by MMX in writing, RKI will not:

                  (i) enter into any written contract, agreement, plan or arrangement covering any director, officer or employee of RKI that provides for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) the Merger or (B) the termination of employment after the Merger; or

                  (ii) enter into or amend any employment agreements (oral or written) to increase the compensation payable or to become payable by it to any of its employees or otherwise materially alter its employment relationship with, officers, directors, or consultants over the amount payable as of the date hereof, or increase the compensation payable to any other employees (other than (A) increases in the ordinary course of business which are not in the aggregate material to RKI, or (B) pursuant to plans disclosed in the RKI Disclosure Schedule), or adopt or amend any employee benefit plan or arrangement (oral or written) other than its outstanding option agreements;

            (c) (i) Except pursuant to the exercise of RKI Options, RKI Warrants or the RKI Series C-2 Purchase Right outstanding on the date hereof, RKI will not issue or authorize or propose the issuance of, any RKI Securities or authorize or propose the issuance of, any shares of capital stock, Voting Debt, or securities convertible or exchangeable into shares of capital stock of RKI and (ii) except pursuant to the terms of the RKI Option Plan or any agreement evidencing an RKI Option, RKI will not amend or change the period of exercisability or accelerate the exercisability of any outstanding RKI Options or RKI Warrants, or accelerate, amend or change the vesting period of any outstanding restricted stock;

            (d) RKI will keep in full force and effect its existing insurance policies and will not modify or reduce the coverage thereunder;

            (e) Other than as set forth in the RKI Disclosure Schedule, RKI will not (i) pay any dividend or make any other distribution to holders of its or their capital stock, (ii) split, combine or reclassify any of its capital stock or propose or authorize the issuance of any other securities in respect of or in lieu of or in substitution for any shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or other RKI Securities;

            (f) RKI will not directly or indirectly, merge or consolidate with another entity or sell, transfer, license, sublicense or otherwise dispose of or acquire (i) any material properties, securities or assets except in the ordinary course of business or (ii) any real property;

            (g) RKI will not incur any additional indebtedness for borrowed money (including, without limitation, by way of guarantee or the issuance and sale of debt securities or rights to acquire debt securities);

            (h) RKI will not enter into any transaction that would in the reasonable judgment of MMX delay the occurrence of the Effective Time beyond November 15, 1998;

            (i) RKI will not (i) other than the granting of software licenses in the ordinary course of business, sell, license or otherwise transfer or dispose of or encumber, or otherwise restrict, any tangible or intangible assets of RKI, including any Proprietary Rights, or (ii) other than in the ordinary course of business, acquire any tangible or intangible assets of any third party, including any license, distribution or similar arrangement with respect to any product or technology not owned or licensed by RKI on the date of this Agreement;

            (j) RKI will not settle or compromise, or agree to settle or compromise, any suit or other litigation matter or matter in an arbitration proceeding for any material amount (after taking into account any insurance proceeds to which RKI is entitled) or otherwise on terms which would have a Material Adverse Effect on RKI; and

            (k) RKI will not agree or commit to do any of the foregoing.

      Section 5.02 Access to Financial, Operating and Technical Information. Subject to Section 5.07 hereof, from the date hereof until the Effective Time, RKI will give MMX, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of RKI, will furnish to MMX, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and all other scientific and technical information as such persons may reasonably request and will instruct RKI's employees, counsel and financial advisors to cooperate with MMX in its investigation of the business of RKI and in the planning for the combination of the businesses of RKI and MMX following the consummation of the Merger; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty given by RKI to MMX hereunder; and provided, further, however, that the foregoing shall not require RKI to permit any inspection, or to disclose any information, which in the reasonable judgement of RKI would result in the disclosure of any trade secrets of third parties or violate any obligation of RKI with respect to confidentiality. In addition, RKI will cooperate in arranging joint meetings among representatives of RKI, MMX and persons with whom RKI maintains business relationships. All requests for information made pursuant to this Section shall be directed to the Chief Executive Officer of RKI or such person as may be designated by him.

      Section 5.03 Other Offers. From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms hereof, RKI and its officers, directors, employees or other agents will not, directly or indirectly (i) take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal (as hereinafter defined); (ii) agree to or endorse any Acquisition Proposal; or (iii) engage in negotiations with, or disclose any nonpublic information relating to RKI or afford access to the properties, books or records of RKI to, any person or entity. Until this Agreement shall be terminated in accordance with the terms hereof, RKI will not enter into any agreement to merge or consolidate with, or sell a substantial portion of its assets to, any person or entity. RKI will promptly notify MMX after receipt of any Acquisition Proposal or any request for nonpublic information relating to RKI in connection with an Acquisition Proposal or for access to the properties, books or records of RKI by any person or entity which has made, or which reasonably could be expected to make, an Acquisition Proposal, and all relevant information in respect thereof. The term "Acquisition Proposal" shall mean any offer or proposal for, or any indication of interest in, (i) any merger, consolidation, tender offer, exchange offer or other business combination involving RKI, (ii) any acquisition of a substantial equity interest in, or a substantial portion of the assets of, RKI, other than in each case the transactions contemplated by this Agreement or (iii) any license, distribution or similar agreement in respect of any product or Proprietary Right of RKI. For purposes hereof, a "substantial equity interest" shall mean any equity interest representing beneficial ownership of five percent or more of the outstanding RKI Securities. Notwithstanding the foregoing, RKI and its officers and directors may disclose to the stockholders of RKI any Acquisition Proposal by any person or entity received by RKI subsequent to the date hereof and prior to the Effective Time, if the Board of Directors of RKI determines, upon advice of counsel, that such disclosure is required by law.

      Section 5.04 Maintenance of Business. RKI will use its commercially reasonable efforts to carry on its business, keep available the services of its officers and employees and preserve its relationships with those of its customers, suppliers, licensors, licensees and others having business relationships with it that are material to its business in substantially the same manner as it has prior to the date hereof. If RKI becomes aware of a material deterioration or facts which are likely to result in a material deterioration in the relationship with any material customer, supplier, licensor, licensee or others having business relationships with it, it will promptly bring such information to the attention of MMX in writing.

      Section 5.05 Compliance with Obligations. Prior to the Effective Time, RKI shall comply in all material respects with (i) all applicable Federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its Certificate of Incorporation and Bylaws, by which it, its properties or its assets may be bound, and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to RKI, its properties or its assets.

      Section 5.06 Confidentiality. RKI agrees that the Non-Disclosure Agreement dated as of September 1, 1998 between RKI and MMX shall survive the execution, expiration or termination of this Agreement.

      Section 5.07 Accrued Preferred Dividends. Immediately prior to the Effective Time, the accrued dividend on the RKI Series B-1 Preferred Stock, RKI Series B-2 Preferred Stock and Series C-1 Preferred Stock shall have been converted into shares of RKI Common Stock, subject to the provisions of Section 8.01(m) hereof.

      Section 5.08 Notice to Option Holders. RKI shall deliver to each holder of an unexpired and unexercised RKI Option the notice required by Section 1.05 of this Agreement as soon as practicable following the public announcement by MMX and RKI of the execution of this Agreement.

      Section 5.09 Stockholders' Meeting. On November 2, 1998 or on such other date as the parties shall agree, RKI shall hold a special meeting of RKI stockholders in accordance with Delaware Law to approve this Agreement and the transactions contemplated hereby. MMX shall have received and had the opportunity to review any disclosure documents sent to the RKI stockholders in connection with such meeting.

                                   ARTICLE VI

                                COVENANTS OF MMX

      MMX agrees that:

      Section 6.01 Conduct of MMX. From the date hereof until the Effective Time, MMX shall in all material respects conduct its business in the ordinary course. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated hereby, without the written consent of RKI:

            (a) MMX will not adopt or propose any changes in its Certificate of Incorporation or Bylaws, other than the filing of the MMX Charter Amendment;

            (b) Except as contemplated by this Agreement or as previously approved by RKI in writing, MMX will not:

                  (i) enter into any written contract, agreement, plan or arrangement covering any director, officer or employee of MMX that provides for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) the Merger or (B) the termination of employment after the Merger; or

                  (ii) enter into or amend any employment agreements (oral or written) to increase the compensation payable or to become payable by it to any of its employees or otherwise materially alter its employment relationship with, officers, directors, or consultants over the amount payable as of the date hereof, or increase the compensation payable to any other employees (other than (A) increases in the ordinary course of business which are not in the aggregate material to MMX, or (B) pursuant to plans disclosed in the MMX Disclosure Schedule), or adopt or amend any employee benefit plan or arrangement (oral or written);

            (c) Except pursuant to the exercise of options or warrants outstanding as of the date hereof, MMX will not issue any MMX Securities, or authorize or propose the issuance of, any shares of capital stock, Voting Debt, or securities convertible or exchangeable into shares of capital stock of MMX, and MMX will not amend or change the period of exercisability or accelerate the exercisability of any outstanding options to purchase MMX Common Stock or warrants, or accelerate, amend or change the vesting period of any outstanding restricted stock;

            (d) MMX will keep in full force and effect its existing insurance policies and will not modify or reduce the coverage thereunder;

            (e) Other than as set forth in the MMX Disclosure Schedule and as contemplated by the MMX Charter Amendment, MMX will not (i) pay any dividend or make any other distribution to holders of its capital stock, (ii) split, combine or reclassify any of its capital stock or propose or authorize the issuance of any other securities in respect of or in lieu of or in substitution for any shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or other MMX Securities;

            (f) MMX will not directly or indirectly merge or consolidate with another entity or sell, transfer, license, sublicense or otherwise dispose of or acquire (i) any material properties, securities or assets except in the ordinary course of business or (ii) any real property;

            (g) MMX will not incur any additional indebtedness for borrowed money (including, without limitation, by way of guarantee or the issuance and sale of debt securities or rights to acquire debt securities);

            (h) MMX will not enter into any transaction that would in the reasonable judgment of RKI delay the occurrence of the Effective Time beyond November 15, 1998; and

            (i) MMX will not (i) other than software licenses in the ordinary course of business (including without limitation the granting of the IBOPE License (as defined in the MMX Disclosure Schedule)), sell, license or otherwise transfer or dispose of or encumber, or otherwise restrict, any tangible or intangible assets of MMX, including any Proprietary Rights, or (ii) other than in the ordinary course of business, acquire any tangible or intangible assets of any third party, including any license, distribution or similar arrangement with respect to any product or technology not owned or licensed by MMX on the date of this Agreement;

            (j) MMX will not settle or compromise, or agree to settle or compromise, any suit or other litigation matter or matter in an arbitration proceeding for any material amount (after taking into account any insurance proceeds to which MMX is entitled) or otherwise on terms which would have a Material Adverse Effect on MMX; and

            (k) MMX will not agree or commit to do any of the foregoing.

      Section 6.02 New MMX Option Plan. Prior to the Effective Time, MMX will adopt the equity incentive plan attached as Exhibit 6.02(1) hereto and shall grant options to purchase MMX Common Stock to certain individuals agreed upon by the Board of Directors who were employees of MMX and RKI prior to the Effective Time.

      Section 6.03 Access to Financial, Operating and Technical Information. Subject to Section 6.07 hereof, from the date hereof until the Effective Time, MMX will give RKI, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of MMX, will furnish to RKI, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and all other scientific and technical information as such persons may reasonably request and will instruct MMX's employees, counsel and financial advisors to cooperate with RKI in its investigation of the business of MMX and in the planning for the combination of the businesses of RKI and MMX following the consummation of the Merger; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty given by MMX to RKI hereunder; and provided, further, however, that the foregoing shall not require MMX to permit any inspection, or to disclose any information, which in the reasonable judgement of MMX would result in the disclosure of any trade secrets of third parties or violate any obligation of MMX with respect to confidentiality. All requests for information made pursuant to this Section shall be directed to the Chief Executive Officer of MMX or such person as may be designated by him.

      Section 6.04 Other Offers. From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms hereof, MMX and its officers, directors, employees or other agents will not, directly or indirectly (i) take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal; (ii) agree to or endorse any Acquisition Proposal; or (iii) engage in negotiations with, or disclose any nonpublic information relating to MMX or afford access to the properties, books or records of MMX to, any person or entity; provided, however, that the foregoing shall not preclude MMX from continuing negotiations and discussions regarding a possible transaction with Internet Profiles Corporation. Until this Agreement shall be terminated in accordance with the terms hereof, MMX will not enter into any agreement to merge or consolidate with, or sell a substantial portion of its assets to, any person or entity. MMX will promptly notify RKI after receipt of any Acquisition Proposal or any request for nonpublic information relating to MMX in connection with an Acquisition Proposal or for access to the properties, books or records of MMX by any person or entity which has made, or which reasonably could be expected to make, an Acquisition Proposal, and all relevant information in respect thereof. Notwithstanding the foregoing, MMX and its officers and directors may disclose to the stockholders of MMX any Acquisition Proposal by any person or entity received by MMX subsequent to the date hereof and prior to the Effective Time, if the Board of Directors of MMX determines, upon advice of counsel, that such disclosure is required by law.

      Section 6.05 Maintenance of Business. MMX will use its commercially reasonable efforts to carry on its business, keep available the services of its officers and employees and preserve its relationships with those of its customers, suppliers, licensors, licensees and others having business relationships with it that are material to its business in substantially the same manner as it has prior to the date hereof. If MMX becomes aware of a material deterioration or facts which are likely to result in a material deterioration in the relationship with any material customer, supplier, licensor, licensee or others having business relationships with it, it will promptly bring such information to the attention of RKI in writing.

      Section 6.06 Compliance with Obligations. Prior to the Effective Time, MMX shall comply in all material respects with (i) all applicable Federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its Certificate of Incorporation and Bylaws, by which it, its properties or its assets may be bound, and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to MMX, its properties or its assets.

      Section 6.07 Confidentiality. MMX agrees that the Non-Disclosure Agreement dated as of September 1, 1998 between RKI and MMX shall survive the execution, expiration and termination of this Agreement.

      Section 6.08 Tax Matters.

            (a) MMX will not, in connection with the Merger, redeem and no person related to MMX (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) will, in connection with the Merger, acquire any of the shares of MMX Common Stock issued in the Merger (other than in exchange for MMX stock). For purposes of this covenant, repurchases in the ordinary course of business of unvested shares, if any, acquired from terminating employees of MMX or RKI will be disregarded.

            (b) MMX will use a significant portion of RKI's historic business assets in a business. For purposes of this covenant, MMX will be deemed to satisfy this requirement if the members of MMX's qualified group (as defined in Treas. Reg. Section 1.368-1(d)(4)), in the aggregate, continue the historic business of RKI or use a significant portion of RKI's historic business assets in a business, or the foregoing activities are undertaken by a partnership as contemplated by Treas. Reg. Section 1.368-1(d)(4).

            (c) Following the Merger, MMX will comply with the record-keeping and information filing requirements of Treas. Reg. Section 1.368-3.

      Section 6.09 Amendment to Certificate of Designations. MMX shall take all actions necessary to file a Certificate of Amendment to the Certificate of Designations (the "Certificate of Amendment") to eliminate its authorized Series A Preferred Stock and the Series B Preferred Stock.

                                   ARTICLE VII

                            COVENANTS OF MMX AND RKI

      RKI and MMX agree that:

      Section 7.01 Joint Transition Committee. RKI and MMX shall promptly following the date hereof establish a joint transition committee, composed of Timothy Cobb, Jeffrey Levy, Mary Ann Packo, Steve Coffey, Thomas Lynch and Randy Jackson, to recommend steps to be carried out in combining the operations of the companies, to facilitate access to information and to consult and advise with respect to major activities of RKI and MMX pending the Merger.

      Section 7.02 Advice of Changes. Each party will promptly advise the other such party in writing of:

            (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger;

            (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Merger;

            (c) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against it which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the Merger;

            (d) any event known to its executive officers occurring subsequent to the date of this Agreement that would render any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue, inaccurate or misleading in any material respect (other than an event so affecting a representation or warranty which is expressly limited to a state of facts existing at a time prior to the occurrence of such event); and

            (e) any Material Adverse Change in the business condition of the party.

      Section 7.03 Regulatory Approvals. Prior to the Effective Time, each party shall execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, Federal, state, local or foreign, which may be reasonably required, or that the other company may reasonably request, in connection with the consummation of the Merger. Each party shall use its commercially reasonable efforts to obtain all such authorizations, approvals and consents.

      Section 7.04 Actions Contrary to Stated Intent. Each of the parties shall use reasonable best efforts to cause the Merger to constitute a reorganization under Section 368(a) of the Code. Each of RKI and MMX shall use its commercially reasonable efforts to cause its Affiliates (as defined below) not to take any action, or fail to take any required action, that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Neither party shall take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VIII not being satisfied. An "Affiliate" of any person means any other person who controls, is controlled by or is under common control with such person.

      Section 7.05 Certain Filings. RKI and MMX shall cooperate with one another:

            (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; and

            (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

      Section 7.06 Public Announcements. RKI and MMX will consult each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, no such press release or public statement (other than in response to unsolicited inquiries) shall be issued without the approval of RKI or MMX prior to such consultation.

      Section 7.07 Satisfaction of Conditions Precedent. RKI and MMX will use their best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VIII, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

      Section 7.08 Capitalization Table. RKI and MMX agree that Exhibit 7.08 hereto reflects the intended capitalization of MMX immediately following the Effective Time.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

      Section 8.01 Conditions to Obligations of MMX. The obligations of MMX hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by MMX, but only in a writing signed by MMX):

            (a) Accuracy of Representations and Warranties. The representations and warranties of RKI contained in Article IV shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except to the extent a representation or warranty speaks only as of an earlier date). RKI shall have provided MMX with a certificate executed by the President and the Chief Financial Officer of RKI, dated as of the Closing Date, certifying compliance with this subsection (a).

            (b) Covenants. RKI shall have performed and complied with all of its covenants contained in Articles V and VII in all material respects on or before the Closing Date, and MMX shall receive a certificate to such effect signed by RKI's President and Chief Financial Officer.

            (c) Dissenting Shares. Holders of not more than 4% of the RKI Shares shall have perfected dissenters' rights in accordance with Delaware Law.

            (d) No Material Adverse Change. There shall have been no Material Adverse Change in RKI since the RKI Balance Sheet Date.

            (e) Opinion of Counsel. MMX shall have received the opinion of Wilson Sonsini Goodrich & Rosati, counsel to RKI, dated the Closing Date and in substantially the form of Exhibit 8.01(e) hereto.

            (f) MMX Co-Sale Agreement; MMX Stockholders' Agreement.

                  (x) Each of the holders of capital stock of RKI outstanding immediately prior to the Effective Time who are parties to the Amended and Restated Right of First Refusal and Co-Sale Agreement dated July 9, 1998 (the "RKI Co-Sale Agreement") shall have executed and delivered the Co-Sale Agreement of MMX (the "MMX Co-Sale Agreement") and the Stockholders' Agreement of MMX (the "MMX Stockholders' Agreement"), substantially in the forms of Exhibit 8.01(f)(1) and Exhibit 8.01(f)(2) hereto, respectively.

                  (y) The RKI Co-Sale Agreement shall have been terminated in accordance with its terms.

            (g) Registration Rights Agreement.

                  (x) Each of the holders of capital stock of RKI outstanding immediately prior to the Effective Time who are parties to the Third Amended and Restated Investors' Rights Agreement dated July 9, 1998 (the "RKI Investors' Rights Agreement") shall have executed and delivered the Registration Rights Agreement of MMX (the "MMX Registration Rights Agreement"), substantially in the form of Exhibit 8.01(g) hereto.

                  (y) The RKI Investors' Rights Agreement shall have been terminated in accordance with its terms.

            (h) Other RKI Agreement. The Voting Rights Agreement of RKI shall have been terminated in accordance with its terms.

            (i) Employment Agreements. Jeffrey Levy and Timothy Cobb shall have entered into employment agreements with MMX, each substantially in the form of
Exhibit 8.01(i) hereto.

            (j) Certificate as to Real Property Interests. At or prior to the Closing, RKI shall (1) deliver to MMX, pursuant to Section 1445(b)(3) of the Code and Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), a valid certification, dated not more than 30 days prior to the Closing Date, that interests in RKI are not United States real property interests within the meaning of Section 897(c)(1) of the Code and (2) provide, in accordance with Treasury Regulation Section 1.897-2(h)(2), notice to the Internal Revenue Service of its delivery of such certification to MMX.

            (k) Accrued Dividends. As of the Effective Time, holders of RKI Series B-1 Preferred Stock, RKI Series B-2 Preferred Stock and RKI Series C-1 Preferred Stock entitled to receive either shares of RKI Common Stock or cash in satisfaction of an accrued dividend on such shares of RKI Series B-1 Preferred Stock, RKI Series B-2 Preferred Stock and RKI Series C-1 Preferred Stock shall not have elected to receive in the aggregate more than $100,000 of such accrued dividend in cash. The total amount of such accrued dividend shall not exceed $660,002.55. MMX shall have received all necessary information regarding the calculation of such dividend and shall have concurred in the amount.

            (l) Consents. RKI shall have obtained the consent of Phoenix Leasing Incorporated under its Senior Loan and Security Agreement to the assignment of such agreement to MMX.

            (m) Shareholders' Meeting; Voting Agreements.

                  (i) The shareholders of RKI shall have approved this Agreement and the transactions contemplated hereby pursuant to a stockholders' meeting duly held in accordance with Delaware law.

                  (ii) Each of the Voting Agreements shall have been amended to provide that the provisions of Section 4 thereof shall survive any termination of such agreement.

      Section 8.02 Conditions to Obligations of RKI. RKI's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by RKI, but only in a writing signed by RKI):

            (a) Accuracy of Representations and Warranties. The representations and warranties of MMX set forth in Article III shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except to the extent a representation or warranty speaks only as of an earlier date). MMX shall have provided RKI with a certificate executed by the President and Chief Financial Officer of MMX, dated as of the Closing Date, certifying compliance with this subsection (a).

            (b) Covenants. MMX shall have performed and complied with all of its covenants contained in Articles VI and VII in all material respects on or before the Closing Date, and RKI shall receive a certificate to such effect signed by MMX's President.

            (c) No Material Adverse Change. There shall have been no Material Adverse Change in MMX since the MMX Balance Sheet Date.

            (d) Opinion of Counsel. RKI shall have received the opinion of Fulbright & Jaworski L.L.P., counsel to MMX, dated the Closing Date and in substantially the form of Exhibit 8.02(d) hereto.

            (e) Registration Rights Agreement. MMX shall have executed and delivered the Registration Rights Agreement.

            (f) MMX Co-Sale Agreement; MMX Stockholders' Agreement. MMX shall have executed and delivered the MMX Co-Sale Agreement and MMX Stockholders' Agreement.

            (g) Conversion of Preferred Stock. All of the outstanding shares of preferred stock of MMX described in Section 4.05(e) hereof shall have been converted into shares of MMX Common Stock.

            (h) MMX Common Stock Split. MMX shall have effected a
2.96873078-to-one split of the issued and outstanding shares of MMX Common
Stock.

            (i) MMX Charter Amendment. MMX shall have filed the MMX Charter Amendment and the Certificate of Amendment, attached as Exhibit 1.08(c) hereto.

            (j) License Agreement. MMX and NPD shall have entered into and delivered a new License Agreement for the use by MMX of all NPD computer software relevant to the business of MMX, substantially in the form of Exhibit 8.02(j) hereto.

            (k) Management Services Agreement.

                  (x) NPD shall have executed and delivered a Management Services Agreement between MMX and NPD (the "Management Services Agreement"), substantially in the form of Exhibit 8.02(k) hereto.

                  (y) The Amended and Restated Management Services Agreement between MMX and NPD dated April 7, 1997 shall have been terminated in accordance with its terms.

            (l) Services Agreement.

                  (x) NPD shall have executed and delivered a Services Agreement between MMX and NPD (the "Services Agreement"), substantially in the form of
Exhibit 8.02(l) hereto.

                  (y) The Services Agreement between PC Meter L.P. (the predecessor of MMX) and NPD dated March 31, 1996 shall have been terminated.

            (m) Employment Agreements. MMX shall have entered into an employment agreement with each of Jeffrey Levy and Timothy Cobb, substantially in the form of Exhibit 8.01(m) hereto.

      Section 8.03 Conditions to Obligations of Each Party. The respective obligations of RKI and MMX hereunder are subject to the fulfillment, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by such parties, but only in a writing signed by such parties):

            (a) Consents. All written consents, assignments, waivers or authorizations ("Consents"), that are required as a result of the Merger for the continuation in full force and effect of any contracts or leases of RKI or MMX shall have been obtained.

            (b) Illegality or Legal Constraint. No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the consummation of the Merger (each party agreeing to use its commercially reasonable efforts to have any such order, decree or injunction lifted).

            (c) Governmental Authorizations. There shall have been obtained any and all Governmental Authorizations, permits, approvals and consents of securities or "blue sky" commissions of any jurisdiction and of any other governmental body or agency, that may reasonably be deemed necessary so that the consummation of the Merger will be in compliance with applicable laws, the failure to comply with which would be reasonably likely to have a Material Adverse Effect on MMX, RKI or the Surviving Corporation or would be reasonably likely to subject any of MMX, RKI or any of their respective directors or officers to substantial penalties or criminal liability.

            (d) Releases. Each of the stockholders of MMX and the holders of a majority of each of the RKI Common Stock, the RKI Series A-1 Stock, the RKI Series B-1 Stock and the RKI Series B-2 Stock, and the RKI Series C-1 Stock shall execute a release substantially in the form of Exhibit 8.03(d) hereto.

            (e) Capitalization. The capitalization of MMX shall be as set forth on Exhibit 7.08 as of the Effective Time.

                                   ARTICLE IX

                            TERMINATION OF AGREEMENT

      Section 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time whether before or after the approval by the stockholders of RKI or MMX:

            (a) by mutual consent of the Boards of Directors of MMX and RKI;

            (b) by MMX, if it is not in material breach of its obligations under this Agreement, and if (A) there has been a breach by RKI of any of its representations and warranties hereunder such that Section 8.01(a) will not be satisfied or (B) there has been the willful breach on the part of RKI of any of its covenants or agreements contained in this Agreement such that Section 8.01(b) will not be satisfied, and, in both case (A) and case (B), such breach has not been promptly cured within 15 days after notice to RKI;

            (c) by RKI, if it is not in material breach of its obligations under this Agreement, and if (A) there has been a breach by MMX any of its representations and warranties hereunder such that Section 8.02(a) will not be satisfied or (B) there has been the willful breach on the part of MMX of any of their respective covenants or agreements contained in this Agreement such that
Section 8.02(b) will not be satisfied, and, in both case (A) and (B), such breach has not been promptly cured within 15 days after notice to MMX; or

            (d) by either MMX or RKI if the Merger shall not have been consummated on or before November 15, 1998 unless the failure to so consummate by such time is due to the breach of this Agreement by the party seeking to terminate.

      Section 9.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.01 hereof, this Agreement shall forthwith become void, and there shall be no liability on the part of either MMX or RKI, except that the agreements contained or referred to in Sections 5.07, 6.07 and 10.02 shall survive the termination hereof; provided, however, that in the event this Agreement is terminated pursuant to Sections 9.01(b) or (c) hereof, as the case may be, the party terminating the Agreement shall be entitled to reimbursement for all its out-of-pocket expenses incurred in connection with this Agreement from the other party. No termination of this Agreement shall relieve any person from liability resulting from a breach by a party of any of its representations, warranties, covenants or agreements set forth herein.


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

                                    ARTICLE X

                                  MISCELLANEOUS

      Section 10.01 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

      Section 10.02 Fees and Expenses. Each party shall bear its own fees and expenses, including counsel fees provided that such fees will be reasonable and appropriate for a transaction of this nature, in connection with the transaction contemplated hereby. To the extent that the reasonable fees and expenses of Wilson Sonsini Goodrich & Rosati relating to the transactions contemplated hereby have not been paid prior to the Effective Time, MMX agrees to pay such fees and expenses.

      Section 10.03 Nonsurvival of Representations and Warranties. All representations and warranties made herein, and in any instrument delivered pursuant to Articles III and IV of this Agreement, shall be deemed to be conditions to the Merger and shall not survive the Merger.

      Section 10.04 Notices. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States registered or certified mail, postage prepaid, or sent by prepaid overnight carrier or confirmed telecopier addressed as follows:

        MMX:
                             Media Metrix, Inc.
                             900 West Shore Road
                             Port Washington, New York  11050

                             Attention:  Tod Johnson

        With a copy to:
                             Fulbright & Jaworski L.L.P.
                             666 Fifth Avenue
                             New York, New York  10103

                             Attention: Richard H. Gilden, Esq.


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

        RKI:
                             RelevantKnowledge, Inc.
                             530 Means Street, NW
                             Suite G-1
                             Atlanta, GA 30318

                             Attention: Jeffrey Levy and Timothy Cobb

        With a copy to:
                             Wilson Sonsini Goodrich & Rosati
                             650 Page Mill Road
                             Palo Alto, CA 94304-1050

                             Attention:  Hank Barry, Esq.

            Such communications shall be effective when they are received by the addressee thereof. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

      Section 10.05 Governing Law. The laws of the State of New York (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

      Section 10.06 Binding upon Successors and Assigns. This Agreement is personal to each of the parties and may not be assigned without the written consent of the other parties. As used in this Section 10.06, assignment includes any acquisition of a party by a person or affiliated group that constitutes a change of control in fact of such party.

      Section 10.07 Severability. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

      Section 10.08 Entire Agreement. This Agreement and the other agreements and instruments referenced herein and delivered in connection herewith constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect.

      Section 10.09 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

      Section 10.10 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. At any time before or after approval of this Agreement and the Merger by the stockholders of RKI and MMX and prior to the Effective Time, this Agreement may be amended or supplemented by RKI or MMX with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of RKI and MMX there shall be no amendment or change to the provisions hereof with respect to any Exchange Ratio without further approval by the stockholders of RKI, and no other amendment shall be made which by law requires further approval by such stockholders without such further approval.

      Section 10.11 No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

      Section 10.12 Construction of Agreement; Knowledge. A reference to an Article, Section or an Exhibit shall mean an Article of, a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. For purposes of this Agreement, "knowledge" of any party shall mean the knowledge of the executive officers of such party after such officers shall have made inquiry that is customary and appropriate under the circumstances to which reference is made.

      Section 10.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            MEDIA METRIX, INC.

                                            By: /s/ TOD JOHNSON
                                               ---------------------------------
                                            Title: Chief Executive Officer


                                            RELEVANTKNOWLEDGE, INC.

                                            By: /s/ JEFFREY C. LEVY
                                               ---------------------------------
                                            Title: Chief Executive Officer


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